EXHIBIT 99.1

GulfTerra Energy Partners                                 NEWS


GulfTerra Energy Partners, L.P.
P.O. Box 2511
Houston, Texas 77252-2511

For Immediate Release

 GulfTerra Energy Partners Announces Pricing of Its $250 Million
           Private Offering of Senior Unsecured Notes

HOUSTON, TEXAS, June 27, 2003-GulfTerra Energy Partners, L.P. (NYSE:GTM), formerly El Paso Energy Partners, L.P. (NYSE:EPN), announced today that it has priced an offering of $250 million of Senior Unsecured Notes at a rate of 6.25 percent. The notes, offered pursuant to a Section 144(a) private placement, have a final maturity of June 2010. The net proceeds of approximately $245 million will be used to pre-pay a $160 million term loan and reduce indebtedness under the Partnership's revolving credit facility. The term loan, which was to mature in 2005, financed a portion of the April 2002 Texas and New Mexico asset acquisition.

The senior notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and may also be offered to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the instruments described above, nor shall there be any sale of those instruments in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, status of the Partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the Partnership makes these statements and projections in good faith, neither the Partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the Partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contacts:
 Communications and
  Government Affairs                 Investor Relations
  Norma F. Dunn                      Sandra M. Ryan
  Senior Vice President              Director
  Office: (713) 420-3750             Office: (832) 676-5371
  Fax:    (713) 420-3632             Fax:    (832) 676-1195